As filed with the Securities and Exchange Commission on February 2, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CLAYMONT STEEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2928495
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4001 Philadelphia Pike

Claymont, Delaware 19703

(Address of principal executive offices) (Zip Code)

CLAYMONT STEEL HOLDINGS, INC.

2006 STOCK INCENTIVE PLAN

(Full title of the Plan(s))

Allen Egner

Vice President, Finance

Claymont Steel Holdings, Inc.

4001 Philadelphia Pike

Claymont, Delaware 19703

(Name and address of agent for service)

(302) 792-5450

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Claymont Steel Holdings, Inc. 2006 Stock Incentive Plan Common Stock, $0.001 par value	450,000 shares	$18.21	$8,194,500	$876.82

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Claymont Steel Holdings, Inc. 2006 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of Claymont Steel Holdings, Inc. on January 31, 2007, as reported by NASDAQ.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Claymont Steel Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the Registrant’s Registration Statement No. 333-136352, in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2005; and

(b)	The Registrant’s Registration Statement No. 001-33212 on Form 8-A filed with the Commission on December 14, 2006, pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The amended and restated bylaws of our company, as well as our certificate of incorporation, provide for the indemnification our directors and officers to the fullest extent authorized by law. Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be liable for monetary damages for breach of the director’s fiduciary duty. We have purchased insurance on behalf of our directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Reference is made to Registrant’s Registration Statement No. 001-33212 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this Registration Statement.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Crowe Chizek and Company LLC.

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Claymont Steel Holdings, Inc. 2006 Stock Incentive Plan. (previously filed as Exhibit 10.17 to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-136352) of Claymont Steel Holdings, Inc. filed with the Commission on November 29, 2006).

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2006 Stock Incentive Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Claymont, State of Delaware, on February 2, 2007.

Claymont Steel Holdings, Inc.

By:	/s/ Jeff Bradley
Jeff Bradley
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Claymont Steel Holdings, Inc., a Delaware corporation, do hereby constitute and appoint Jeff Bradley, Chief Executive Officer and David Clark, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff Bradley	Chief Executive Officer and Director (Principal Executive Officer)	February 2, 2007
Jeff Bradley

/s/ David Clark	Chief Financial Officer (Principal Financial Officer)	February 2, 2007
David Clark

/s/ Allen Egner	Vice President, Finance (Principal Accounting Officer)	February 2, 2007
Allen Egner

/s/ Sami Mnaymneh	Director	February 2, 2007
Sami Mnaymneh

/s/ Matthew Sanford	Director	February 2, 2007
Matthew Sanford

/s/ Steve Scheinkman	Director	January 27, 2007
Steve Scheinkman

/s/ Tracy L. Shellabarger	Director	January 26, 2007
Tracy L. Shellabarger

/s/ Tony Tamer	Director	February 2, 2007
Tony Tamer

/s/ Jeffrey Zanarini	Director	January 25, 2007
Jeffrey Zanarini

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Reference is made to Registrant’s Registration Statement No. 001-33212 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this Registration Statement.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Crowe Chizek and Company LLC.

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Claymont Steel Holdings, Inc. 2006 Stock Incentive Plan (previously filed as Exhibit 10.17 to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-136352) of Claymont Steel Holdings, Inc. filed with the Commission on November 29, 2006).